May 26, 2016

Brickell Key Investments LP

Juridica Asset Management Limited

Re:	Letter Amendment to Claims Proceeds Investment Agreement dated February 24, 2016 ("CPIA") In Conjunction With Brickell Key Investment LP’s Exercise of Rights Under Section 2.5(b) of the CPIA

Dear Corporate Secretary:

This letter amends that certain Claims Proceeds Investment Agreement dated February 24, 2016 (the "CPIA") between ParkerVision, Inc., a Florida corporation ("ParkerVision"), and Brickell Key Investments LP, a Delaware limited partnership ("Investor"), a copy of which is attached hereto as Exhibit A. All terms not otherwise defined herein shall have their meanings set forth in the CPIA.

On or about the date hereof, Investor has exercised its rights, pursuant to Section 2.5(b) of the CPIA, by making an investment of Two Million Dollars ($2,000,000) (the "Additional Investment") in that certain enforcement campaign by ParkerVision and / or its subsidiaries and Affiliates over certain patents and Patent Pending Applications in Germany and /or within the Unified Patent Court (once established) (the "German Assertion Program").

For all purposes, the Additional Investment shall be considered part of the Commitment and the Investment, as such terms are defined under the CPIA, and shall have all rights, entitlements, benefits, privileges and priorities (including under Section 3.4 of the CPIA) thereof; provided that, the Multiple and IRR Return as to such Additional Investment shall be calculated from the ParkerVision receives such Additional Investment. In consideration for the Additional Investment, ParkerVision agrees that the additional patents and Patent Pending Applications listed in Annex 1 hereto shall, for all purposes, be considered part of the Claims, Scheduled Patents and Claims (Schedule A of the CPIA), Scheduled Patents Proceeds and Assigned Rights under the CPIA, and Investor shall be entitled to a Security Interest over such additional Claims, Scheduled Patents and Scheduled Patents Proceeds as set forth in Section 4 of the CPIA:

The Parties acknowledge and agree that One Million Dollars of the Additional Investment may be used by ParkerVision for working capital purposes, and the remaining One Million Dollars shall be used solely for Claims Costs and Expenses relating to the German Assertion Program.

In addition, as further consideration for the Additional Investment, ParkerVision hereby agrees to exchange Investor’s Warrant dated February 24, 2016 for a warrant to acquire up to 350,000 shares of ParkerVision common stock at an exercise price of $2.00 per share (the "Replacement Warrant"), the form of which is attached hereto as Exhibit B.

7915 Baymeadows Way, Suite 400 •  Jacksonville, FL 32256 •  Ph 904 732 6100 •  Fax 904 731 0958

Other than as expressly set forth above, no other terms and conditions of the CPIA are hereby amended, modified or revoked. Any and all disputes hereunder shall be finally determined in accordance with Section 9 of the CPIA.

Sincerely,

PARKERVISION, INC.

Name:	Cynthia Poehlman
Title:	Chief Financial Officer and Authorized Signatory

ACKNOWLEDGED AND AGREED:

BRICKELL KEY INVESTMENTS LP

Name:
Title:	Director for and on behalf of Brickell Key Partners GP Limited, as General Partner of Brickell Key Investments LP